May 11, 2012	Reference: 98944/2

Eurasian Minerals Inc.
Suite 501, 543 Granville Street
Vancouver, British Columbia, Canada
V6C 1X8

Re: Eurasian Minerals Inc.

We have acted as Canadian counsel to Eurasian Minerals Inc. (the “Company”) in connection with the proposed merger between EMX (Utah) Corp. (“EMX Utah”), a wholly-owned subsidiary of the Company, and Bullion Monarch Mining, Inc. (“Bullion”) pursuant to an Agreement and Plan of Merger (the “Agreement”) between the Company, EMX Utah and Bullion dated February 7, 2012. Pursuant to the Agreement, the shareholders of Bullion will receive 0.45 of a common share (each whole share, a “Common Share”) of the Company and US$0.11 in cash in exchange for each common share of Bullion held.

We provide this opinion in connection with the registration of the Common Shares under the Form F-4 (the “Registration Statement”) filed by the Company on the date hereof with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”).

We have examined such documents, statutes, regulations, public and corporate records, including the minute books of the Company, officer’s certificates and other documents, and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies, facsimiles or reproductions and the truthfulness and accuracy of the corporate records of the Company and the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials and officers of the Company, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion. With respect to certain factual matters we have relied exclusively and without independent investigation on certificates of public officials and certificates and representations of the Company or its officers and we have assumed that there have been no changes in circumstances that would not allow us to rely on such certificates.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Québec; however, the opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

Based upon and in reliance on the foregoing, we are of the opinion that the Common Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company.

The opinions expressed herein are as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario